Exhibit 1.1

The English part of this parallel document in Danish and English is an unofficial translation of the original Danish text. In the event of disputes or misunderstandings arising from the interpretation of the translation, the Danish language shall prevail.

	VEDTÆGTER FOR FORWARD PHARMA A/S CVR-NR. 28865880	ARTICLES OF ASSOCIATION OF FORWARD PHARMA A/S CBR-NO. 28865880

1	NAVN OG FORMÅL	NAME AND OBJECTS

1.1	Selskabets navn er Forward Pharma A/S.	The name of the company is Forward Pharma A/S.

1.2

Selskabets formål er direkte eller indirekte via datterselskaber at drive aktiviteter med udvikling, fremstilling, distribution og salg af lægemidler, og enhver anden relateret virksomhed efter bestyrelsens skøn. Herudover kan selskabet deltage i samarbejder eller indgå i partnerskaber med andre virksomheder inden for sit forretningsområde, herunder udlicensiere rettigheder inden for sit forretningsområde.

The object of the company is, directly or indirectly through subsidiaries, to conduct business within development, manufacturing, distribution and sale of drugs and medicaments, as well as any other related activities at the discretion of the board of directors. Furthermore, the company may, within its line of business, participate in partnerships or co-operate with other businesses, including by licensing out rights within its line of business.

2	AKTIEKAPITAL OG AKTIER	SHARE CAPITAL AND SHARES

2.1	Selskabets aktiekapital udgør nominelt kr. 4.651.374, fordelt i aktier à nominelt kr. 0,10 eller multipla heraf.	The company’s nominal share capital is DKK 4,651,374, divided into shares of DKK 0.10 each or multiples thereof.

2.2	Aktiekapitalen er fuldt indbetalt.	The share capital has been fully paid up.

2.3	Aktierne skal lyde på navn og skal noteres på navn i selskabets ejerbog.	The shares shall be issued in the name of the holder and shall be recorded in the name of the holder in the company’s register of shareholders.

2.4	Ejerbogen føres af Computershare A/S (CVR-nr. 27088899).	The register of shareholders is kept by Computershare A/S (Company Registration (CVR) no. 27088899).

2.5	Aktierne er ikke-omsætningspapirer. Der gælder ingen indskrænkninger i aktiernes omsættelighed.	The shares are non-negotiable instruments. No restrictions shall apply to the transferability of the shares.

2.6	Ingen aktier har særlige rettigheder.	No shares shall carry special rights.

2.7	Ingen aktionær skal være forpligtet til at lade sine aktier indløse helt eller delvist af selskabet eller andre.	No shareholder shall be under an obligation to have his shares redeemed in whole or in part by the company or by any third party.

2.8	Der udstedes ikke ejerbeviser for aktier i selskabet.	No share certificates are issued for the shares in the company.

3	UDSTEDELSE AF WARRANTS OG FORHØJELSE AF AKTIEKAPITALEN	ISSUE OF WARRANTS AND INCREASE OF THE SHARE CAPITAL

	Warrants til medarbejdere m.v.	Warrants to employees etc.

3.1

Selskabet har frem til 30. juni 2014 udstedt warrants til selskabets medarbejdere og konsulenter og medarbejdere og konsulenter i dets datterselskab, Forward Pharma GmbH, i et sådant omfang og på sådanne vilkår, som fremgår af bilag 1, der udgør en integreret del af disse vedtægter.

The company has up until 30 June 2014 issued warrants to the company’s employees and consultants and employees and consultants of its subsidiary, Forward Pharma GmbH, to the extent and on such terms and conditions as set forth in appendix 1 which forms an integral part of these articles of association.

3.2	Bestyrelsen er i perioden indtil 1. juni 2019 bemyndiget til, ad én eller flere gange, uden fortegningsret for selskabets eksisterende aktionærer, at udstede op til 2.140.000 warrants,	“In the period until 1 June 2019, the board of directors is authorized, in one or more rounds, without pre-emption rights for the company’s existing shareholders, to issue up to der hver giver ret til at tegne en aktie a nominelt DKK 0.10, til dets medarbejdere, direktionsmedlemmer, bestyrelsesmedlemmer og konsulenter og/eller medarbejdere, direktionsmedlemmer, bestyrelsesmedlemmer og konsulenter i dets datterselskaber, idet bestyrelsen samtidig bemyndiges til at foretage de dertilhørende kapitalforhøjelser med op til nominelt DKK 214.000 aktier. De nye aktier, som kan tegnes ved udnyttelse af warrants, udstedes til en tegningskurs, der fastsættes af bestyrelsen og som kan være lavere end markedskursen på tidspunktet for udstedelsen af de pågældende warrants.  Øvrige vilkår for warrants fastsættes af bestyrelsen i forbindelse med bestyrelsens udnyttelse af bemyndigelsen.

2,140,000 warrants, which each entitled the holder to subscribe for one share of nominally DKK 0.10, to the company’s employees, members of the management, members of the board of directors, and consultants and/or employees, members of the management, members of the board of directors and consultants of its subsidiaries. The board of directors is further authorized to implement the capital increases required for this purpose by up to nominally DKK 214,000 shares. The subscription rate for the new shares that may be subscribed for by exercise of the warrants in question shall be fixed by the board of directors and may be lower than the market price at the time of issue of warrants.  Other terms and conditions for the warrants, which can be issued by the board of directors according to the authorization, shall be fixed by the board of directors.

3.3	For aktier udstedt på baggrund af bemyndigelsen i punkt 3.2 skal i øvrigt gælde:	For shares issued pursuant to the authorization in article 3.2 the following shall apply:

	at der ikke kan ske delvis indbetaling,	that no partial payment may take place;

	at tegningen af aktier foretages uden fortegningsret for de eksisterende aktionærer,	that the subscription shall be effected without pre-emption rights of the existing shareholders;

	at aktierne skal tegnes ved kontant indbetaling,	that the shares shall be subscribed for against payment of cash;

	at aktierne skal være ikke-omsætningspapirer,	that the shares shall be non-negotiable instruments

	at aktierne skal lyde på navn og noteres i selskabets ejerbog, og	that the shares shall be made out in the name of the holder and registered in the name of the holder in the company’s register of shareholders; and

	at aktierne i øvrigt i enhver henseende har samme rettigheder som de eksisterende aktier.	that the shares in every respect shall carry the same rights as the existing shares.

	Bestyrelsen kan foretage de ændringer i selskabets vedtægter, der måtte være en følge af kapitalforhøjelsen.	The board of directors is entitled to make such changes amendments to the articles of association as may be required as a result of the capital increase.

3.3A

Bestyrelsen har i henhold til bemyndigelsen i vedtægternes punkt 3.2 og 3.3 den 24. marts 2015 besluttet at udstede 5.000 warrants til et medlem af selskabets bestyrelse (“Deltageren”) uden fortegningsret for selskabets aktionærer.

Hver warrant gav oprindeligt Deltageren ret til at tegne én A-aktie i selskabet med en nominel værdi på DKK 1,00 til kurs 115.800, svarende til DKK 1.158 pr. aktie af DKK 1,00 (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter).

Pursuant to the authorization included in articles 3.2 and 3.3 of the articles of association, the board of directors has on 24 March 2015 issued 5.000 warrants to a member of the board of directors of the Company (the “Participant”) without pre-emption rights of the existing shareholders.

Each warrant originally entitled the Participant to subscribe for one A share in the company with a nominal value of DKK 1.00 at a price of 115,800, which equals DKK 1,158 per share of DKK 1.00 (cf. however the adjustment mechanism in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association).

Som følge af den i oktober 2014 gennemførte børsnotering giver hver warrant pr. dags dato Deltageren ret til at tegne 17,828 aktier i selskabet med en nominel værdi på DKK 0,10 til kurs 64.954, svarende til 64,954 pr. aktie af DKK 0,10 (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter).

Tildelingen af warrants sker uden betaling fra Deltageren.

Betinget af Deltagerens fortsatte tjenesteforhold hos selskabet som medlem af selskabets bestyrelse på det relevante modningstidspunkt, modnes de tildelte warrants med 1/48 på den sidste dag i hver af de første 48 måneder efter 1. august 2014 (“Tildelingstidspunktet”).

Såfremt Deltagerens ansættelses- eller andet tjenesteforhold hos selskabet, et datterselskab eller et koncernselskab ophører, finder punkt 3.1 og 6 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter anvendelse.

As a consequence of the initial public offering consummated in October 2014, each warrant as per today’s date entitles the Participant to subscribe for 17.828 shares in the company with a nominal value of DKK 0.10 at a price of 64,954, which equals DKK 64.954 per share of DKK 0.10 (cf. however the adjustment mechanism in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association).

The grant of the warrants shall not be subject to payment from the Participant.

Subject to the Participant’s continuing engagement with the company as a member of the board of directors of the company on the applicable vesting date, the warrants will become vested with respect to 1/48 on the last day of each of the first 48 calendar months following 1 August 2014 (the “Grant Date”).

In the event the Participant’s engagement or other service relationship with the company, a subsidiary or an affiliate is terminated, clauses 3.1 and 6 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association shall apply.

The warrants will expire for no compensation

De tildelte warrants udløber uden kompensation den 30. september 2019 eller på det tidligere tidspunkt, som måtte følge af denne bestemmelse eller bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter.

Uanset om andet måtte følge af denne bestemmelse eller bilag 2 (2014 Warrant Vilkår), modnes 100 % af de ikke-modnede warrants umiddelbart forud for gennemførelsen af en Change in Control (som defineret nedenfor), såfremt selskabet gennemfører en Change in Control før den dato, hvor de tildelte warrants er modnet fuldt ud, og tjenesteforholdet fortsætter frem til datoen for en Change in Control. Uanset om andet måtte følge af bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter forstås ved definitionen af “Change in Control” følgende begivenheder forud for den fjerde årsdag for Tildelingstidspunktet: (i) et salg eller en overdragelse af alle eller tilnærmelsesvis alle aktier i selskabet til en bona fide tredjemand, eller (ii) en fusion af selskabet med et andet selskab, hvor selskabet er den ophørende enhed. Annullation af udestående warrants imod kontant udbetaling af et beløb i henhold til punkt 5.2 i bilag 2 (2014 Warrant Vilkår) kan ikke finde sted uden Deltagerens samtykke.

on 30 September 2019, or earlier as provided in this article or appendix 2 (the 2014 Warrant Terms) to the company’s articles of association.

Notwithstanding anything in this article or in appendix 2 (the 2014 Warrant Terms) to the contrary, if the company consummates a Change in Control (as defined below) prior to the date that the warrants are exercisable in full and the engagement continues through the date of a Change in Control, 100 per cent of the unvested portion of the warrants shall vest and become exercisable immediately prior to the consummation of such Change in Control.  Notwithstanding anything in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association to the contrary, for purposes of this article, “Change in Control” means, prior to the fourth anniversary of the Grant Date any of the following events:  (i) a sale or transfer of all or substantially all shares in the company to a bona fide third party or (ii) a merger of the company with another company where the company is the discontinuing entity. Cancellation of any outstanding warrants in exchange for a cash payment pursuant to section 5.2 in appendix 2 (the 2014 Warrant Terms) cannot take place without the Participant’s consent.

De øvrige regler og vilkår for de tildelte warrants fremgår af “2014 Warrant Vilkår”, der optages som i bilag 2 til vedtægterne og udgør en integreret del heraf.

I konsekvens af ovenstående har bestyrelsen samtidig truffet beslutning om den til disse warrants hørende kapitalforhøjelse på følgende vilkår:

•                  Det højeste nominelle beløb, som kapitalen kan forhøjes med på baggrund af udnyttelse af warrants er DKK 8.914 (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter) og det mindste nominelle beløb er DKK 0,10.

•                  De nye aktier udstedes i aktier à DKK 0,10 eller multipla heraf,

•                  Kapitalforhøjelsen sker til kurs 64.954, svarende til 64,954 pr. aktie af DKK 0,10 (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter),

The other terms and conditions applicable to the granted warrants are set forth in “2014 Warrant Terms”, which are adopted as appendix 2 to the articles of association and form an integral part hereof.

Based on the above the board of directors has also passed a resolution regarding the increase of the share capital relating to the warrants on the following terms and conditions:

•                  The maximum nominal amount by which the capital may be increased on the basis of exercise of the warrants is DKK 8,914 (cf. however the adjustment clause in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association) and the minimum nominal amount is DKK 0.10.

•                  The new shares will be divided into shares of nominally DKK 0.10 or multiples hereof;

•                  The capital increase shall be made at a subscription price of 64,954, which equals DKK 64.954 per share of DKK 0.10 (cf. however the adjustment clause in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association);

•      De nye aktier skal give ret til udbytte i selskabet for det løbende regnskabsår, hvori aktierne tegnes, på lige fod med de eksisterende aktier og andre rettigheder i selskabet fra og med datoen for tegningen af aktierne,

•      De nye aktier skal tilhøre samme aktieklasse, som de eksisterende aktier i selskabet,

•      Kapitalforhøjelsen sker uden fortegningsret for de hidtidige aktionærer, idet tegningen sker på baggrund af ovennævnte warrants, som udstedes til Deltageren,

•      Der skal ikke gælde indskrænkninger i den til de nye aktier knyttede fortegningsret ved fremtidige kapitalforhøjelser,

•      Fristen for tegning af de nye aktier beregnes på baggrund af de i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter indeholdte bestemmelser herom,

•      Det fulde beløb til tegning af det antal aktier, som Deltageren

•      The new shares will carry dividend rights for the financial year in which subscription takes place on equal terms with the existing shares as well as other rights in the company as from the day of subscription of the shares;

•      The new shares shall belong to the same share class as the existing shares in the company;

•      The capital increase shall be made without any pre-emption rights for the existing shareholders, given that the subscription is based on the abovementioned warrants issued to the Participant;

•      The pre-emption rights attached to the new shares shall not be subject to any restrictions in the event of future capital increases;

•      The deadline for subscription of the new shares shall be calculated pursuant to the provisions in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association;

•      The subscription amount for the number of shares which the Participant wishes to subscribe for, shall be paid in full no later than on the day of subscription of the shares in question;

ønsker at tegne, skal indbetales senest samtidig med tegningen af de pågældende aktier,

•      De nye aktier skal lyde på navn og være ikke-omsætningspapirer.

•      De anslåede omkostninger, der skal afholdes af selskabet ved kapitalforhøjelsen, udgør DKK 20.000 + moms.

•      The new shares shall be made out in the name of the holder and shall be non-negotiable instruments.

•      The estimated costs to be borne by the company in connection with the capital increase are approximately DKK 20,000 + VAT.

3.3B

Bestyrelsen har i henhold til bemyndigelsen i vedtægternes punkt 3.2 og 3.3 den 24. marts 2015 besluttet at udstede 111.425 warrants til en medarbejder i et af selskabets datterselskaber (“Deltageren”) uden fortegningsret for selskabets aktionærer.

Hver warrant giver Deltageren ret til at tegne én aktie i selskabet med en nominel værdi af DKK 0,10. 89.140 aktier kan tegnes til kurs 3.929,91, svarende til DKK 3,92991 pr. aktie af DKK 0,10 og 22.285 aktier kan tegnes til kurs 160.876,50, svarende til DKK 160,8765 pr. aktie af DKK 0,10 (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter).

Pursuant to the authorization included in articles 3.2 and 3.3 of the articles of association, the board of directors has on 24 March 2015 issued 111,425 warrants to an employee of one of the company’s subsidiaries (the “Participant”) without pre-emption rights of the existing shareholders.

Each warrant entitles the Participant to subscribe for one share in the company with a nominal value of DKK 0.10. 89,140 shares may be subscribed for at a price of 3,929.91, which equals DKK 3.92991 per share of DKK 0.10 and 22,285 shares may be subscribed for at a price of 160,876.50, which equals DKK 160.8765 per share of DKK 0.10 (cf. however the adjustment mechanism in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s

Tildelingen af warrants sker uden betaling fra Deltageren.

Den del af de tildelte warrants, som giver ret til tegning af 89.140 aktier til en tegningskurs på 3.929,91, er fuldt modnede ved tildelingen. Betinget af Deltagerens fortsatte ansættelse hos selskabet, et datterselskab eller et koncernselskab på det relevante modningstidspunkt, modnes den del af de tildelte warrants, som giver ret til at tegne 22.285 aktier til kurs 160.876,50 med 1/36 på den sidste dag i hver af de første 36 måneder efter 1. januar 2015 (“Tildelingstidspunktet”) (inklusive januar 2015).

Såfremt Deltagerens ansættelses- eller andet tjenesteforhold hos selskabet, et datterselskab eller et koncernselskab ophører, finder punkt 3.1 og 6 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter anvendelse, idet bestyrelsen eller en eventuel komite nedsat af bestyrelsen, dog kan beslutte, at den modnede del af de tildelte warrants skal kunne udnyttes på samme vilkår, som hvis Deltagers ansættelses- eller andet tjenesteforhold ikke var ophørt (i så fald skal den modnede del af de tildelte warrants kunne udnyttes indtil articles of association).

The grant of the warrants shall not be subject to payment from the Participant.

The portion of the warrants, which allows for the subscription of 89,140 shares at an exercise price of 3,929.91, is fully vested at the date of grant. Subject to the Participant’s continuing employment with the company, a subsidiary or an affiliate on the applicable vesting date, the portion of the warrants, which allows for the subscription of 22,285 shares at an exercise price of 160,876.50, will become vested with respect to 1/36 on the last day of each of the first 36 calendar months following 1 January 2015 (the “Grant Date”) (including January 2015).

In the event the Participant’s employment or other service relationship with the company, a subsidiary or an affiliate is terminated,  clauses 3.1 and 6 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association shall apply, provided however that the board of directors, or a committee set up by the board of directors, if any, shall be entitled to decide that the unvested portion of the warrants shall be exercisable on such terms and condition that would apply had the employment or other service relationship not been terminated en dato fastsat af bestyrelsen eller komiteen, dog senest den 31. december 2021).

Deltageren kan med respekt af det ovenfor anførte udnytte den modnede del af de tildelte warrants i perioden tre til seks år fra Tildelingstidspunktet ad en eller flere gange (dog højst tre), indtil Deltageren har tegnet det total antal aktier i selskabet, som den modnede del af de tildelte warrants giver Deltageren ret til at tegne.

De tildelte warrants udløber uden kompensation den 31. december 2020 eller på det tidligere tidspunkt, som måtte følge af denne bestemmelse eller bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter.

De øvrige regler og vilkår for de tildelte warrants fremgår af “2014 Warrant Vilkår”, der optages som i bilag 2 til vedtægterne og udgør en integreret del heraf.

I konsekvens af ovenstående har bestyrelsen samtidig truffet beslutning om den til disse warrants hørende kapitalforhøjelse på følgende

(in which case the vested portion of the warrants shall be exercisable until a date determined by the board of directors, or the committee, if any, but in no event later than 31 December 2021).

The Participant may, subject to above, exercise the vested portion of the warrants during the period three to six years from the Grant Date in one or more rounds (however not exceeding three rounds) until the Participant has subscribed for the total number of shares in the company that the vested portion of the warrants entitles the Participant to subscribe for.

The warrants will expire for no compensation on 31 December 2020, or earlier as provided in this article or appendix 2 (the 2014 Warrant Terms) to the company’s articles of association.

The other terms and conditions applicable to the granted warrants are set forth in “2014 Warrant Terms”, which are adopted as appendix 2 to the articles of association and form an integral part hereof.

Based on the above the board of directors has also passed a resolution regarding the increase of the share capital relating to the warrants on the following terms and conditions:

vilkår:

•      Det højeste nominelle beløb, som kapitalen kan forhøjes med på baggrund af udnyttelse af warrants er DKK 11.142,50 (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter) og det mindste nominelle beløb er DKK 0,10.

•      De nye aktier udstedes i aktier à DKK 0,10 eller multipla heraf,

•      Kapitalforhøjelsen sker for 89.140 aktier til kurs 3.929,91 svarende til DKK 3,92991 pr. aktie a nominelt DKK 0,10 og for 22.285 aktier til kurs 160.876,50, svarende til DKK 160,8765 pr. aktie a nominelt DKK 0,10 (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter),

•      De nye aktier skal give ret til udbytte i selskabet for det løbende regnskabsår, hvori aktierne tegnes, på lige fod med de eksisterende aktier og andre

•      The maximum nominal amount by which the capital may be increased on the basis of exercise of the warrants is DKK 11,142.50 (cf. however the adjustment clause in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association) and the minimum nominal amount is DKK 0.10.

•      The new shares will be divided into shares of nominally DKK 0.10 or multiples hereof;

•      The capital increase shall in respect of 89,140 shares be made at a subscription price of 3,929.91, corresponding to DKK 3.92991 per share of nominally DKK 0.10 and in respect of 22,285 shares be made at a subscription price of 160,876.50, corresponding to DKK 160.8765 per share of nominally DKK 0.10 (cf. however the adjustment clause in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association);

•      The new shares will carry dividend rights for the financial year in which subscription takes place on equal terms with the existing shares as well as other rights in the company as from the day of rettigheder i selskabet fra og med datoen for tegningen af aktierne,

•      De nye aktier skal tilhøre samme aktieklasse, som de eksisterende aktier i selskabet,

•      Kapitalforhøjelsen sker uden fortegningsret for de hidtidige aktionærer, idet tegningen sker på baggrund af ovennævnte warrants, som udstedes til Deltageren,

•      Der skal ikke gælde indskrænkninger i den til de nye aktier knyttede fortegningsret ved fremtidige kapitalforhøjelser,

•      Fristen for tegning af de nye aktier beregnes på baggrund af de i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter indeholdte bestemmelser herom,

•      Det fulde beløb til tegning af det antal aktier, som Deltageren ønsker at tegne, skal indbetales senest samtidig med tegningen af de pågældende aktier,

•      De nye aktier skal lyde på navn og være ikke-omsætningspapirer.

subscription of the shares;

•      The new shares shall belong to the same share class as the existing shares in the company;

•      The capital increase shall be made without any pre-emption rights for the existing shareholders, given that the subscription is based on the abovementioned warrants issued to the Participant;

•      The pre-emption rights attached to the new shares shall not be subject to any restrictions in the event of future capital increases;

•      The deadline for subscription of the new shares shall be calculated pursuant to the provisions in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association;

•      The subscription amount for the number of shares which the Participant wishes to subscribe for, shall be paid in full no later than on the day of subscription of the shares in question;

•      The new shares shall be made out in the name of the holder and shall be non-negotiable instruments.

	• De anslåede omkostninger, der skal afholdes af selskabet ved kapitalforhøjelsen, udgør DKK 20.000 + moms.	• The estimated costs to be borne by the company in connection with the capital increase are approximately DKK 20,000 + VAT.

3.3C

Bestyrelsen har i henhold til bemyndigelsen i vedtægternes punkt 3.2 og 3.3 den 24. marts 2015 besluttet at udstede 379.450 warrants til selskabets CFO (“Deltageren”) uden fortegningsret for selskabets aktionærer.

De tildelte warrants er tiltænkte at være Non-Qualified Options og ikke Incentive Stock Options som defineret i § 422 i den amerikanske Internal Revenue Code.

Hver warrant giver Deltageren ret til at tegne én aktie i selskabet med en nominel værdi af DKK 0,10 for USD 21,00, idet tegningskursen omregnes til DKK på dagen for kapitalforhøjelsens anmeldelse til Erhvervsstyrelsen (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter).

Tildelingen af warrants sker uden betaling fra Deltageren.

Pursuant to the authorization included in articles 3.2 and 3.3 of the articles of association, the board of directors has on 24 March 2015 issued 379,450 warrants to the CFO of the company (the “Participant”) without pre-emption rights of the existing shareholders.

The warrants are intended to be Non-Qualified Options and not Incentive Stock Options within the meaning of Section 422 of the US Internal Revenue Code.

Each warrant entitles the Participant to subscribe for one share in the company with a nominal value of DKK 0.10 for USD 21.00, the subscription price being converted into DKK on the day the capital increase is filed with the Danish Business Authority (cf. however the adjustment mechanism in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association).

The grant of the warrants shall not be subject to payment from the Participant.

Subject to the Participant’s continuing

Betinget af Deltagerens fortsatte ansættelse hos selskabet, et datterselskab eller et koncernselskab på det relevante modningstidspunkt, modnes de tildelte warrants (a) for så vidt angår 25 % af de tildelte warrants på det tidligste af følgende tidspunkter (i) årsdagen for Tildelingstidspunktet (som defineret nedenfor) og (ii) datoen efter gennemførelsen af selskabets første børsintroduktion (“IPO”), hvor begrænsningerne for salg af aktier i Selskabet bortfalder i henhold til lock-up aftalen mellem Deltageren og emissionsgaranten for selskabets aktier i IPO’en, og (b) for så vidt angår 75 % af de tildelte warrants i tre (3) lige store årlige rater efter 29. juli 2014 (“Tildelingstidspunktet”), således at første rate modnes på den anden årsdag for Tildelingspunktet.

Såfremt Deltagerens ansættelses- eller andet tjenesteforhold hos selskabet, et datterselskab eller et koncernselskab ophører, finder punkt 3.1 og 6 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter anvendelse.

De tildelte warrants udløber uden kompensation den 30. juli 2024 eller på det tidligere tidspunkt, som måtte følge af denne bestemmelse eller bilag 2 (2014 Warrant Vilkår) til employment with the company, a subsidiary or an affiliate on the applicable vesting date, the warrants will become vested and exercisable (a) with respect to 25% of the warrants on the earlier to occur of (i) the first anniversary of the Grant Date (as defined below) and (ii) following the consummation of an initial public offering of the company (an “IPO”) on the first date that the restrictions on sale of securities of the company lapse pursuant to the lock up agreement between the Participant and the underwriters of the company’s securities in the IPO, and (b) with respect to 75% of the warrants in three (3) equal annual installments following 29 July 2014 (the “Grant Date”), with the first installment vesting on the second anniversary of the Grant Date.

In the event the Participant’s employment or other service relationship with the company, a subsidiary or an affiliate is terminated, clauses 3.1 and 6 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association shall apply.

The warrants will expire for no compensation on 30 July 2024, or earlier as provided in this article or appendix 2 (the 2014 Warrant Terms) to the company’s articles of association.

In the event that the company consummates

selskabets vedtægter.

Såfremt selskabet gennemfører en Change in Control (som defineret i tillæg 2 (2014 Warrant Vilkår) i selskabets vedtægter) forud for den dato, hvor de tildelte warrants modnes fuldt ud, og (a) Deltageren som følge af et Ufrivilligt Ophør ophører med at være ansat i selskabet eller et af selskabets datterselskaber i løbet af perioden på seks (6) måneder, der slutter på ikrafttrædelsesdatoen for en sådan Change in Control, eller (b) en Change in Control indtræder i løbet af opsigelsesperioden (som defineret i deltagerens ansættelsesaftale med selskabet), skal warrantvilkårene ændres således, at de tildelte warrants er modnet fuldt ud (og Deltager er berettiget til at udnytte de tildelte warrants) umiddelbart forud for gennemførelsen af en sådan Change in Control.

De øvrige regler og vilkår for de tildelte warrants fremgår af “2014 Warrant Vilkår”, der optages som i bilag 2 til vedtægterne og udgør en integreret del heraf.

I konsekvens af ovenstående har bestyrelsen samtidig truffet beslutning om den til disse warrants a Change in Control (as defined in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association) prior to the date that the warrants are vested in full and (a) during the six (6) month period ending on the effective date of such Change in Control the Participant separates from service such that the Participant is no longer employed by the company or any Subsidiary of the company as a result of an Involuntary Event of Termination or (b) a Change in Control occurs during the notice period (as defined in the Participant’s Employment Agreement with the company), the warrant terms are hereby modified such that the warrants shall become exercisable in full (and the Participant is entitled to exercise the Option) as of immediately prior to the consummation of such Change in Control.

The other terms and conditions applicable to the granted warrants are set forth in “2014 Warrant Terms”, which are adopted as appendix 2 to the articles of association and form an integral part hereof.

Based on the above the board of directors has also passed a resolution regarding the increase of the share capital relating to the warrants on the following terms and conditions:

•                  The maximum nominal amount

hørende kapitalforhøjelse på følgende vilkår:

•                  Det højeste nominelle beløb, som kapitalen kan forhøjes med på baggrund af udnyttelse af warrants er DKK 37.945 (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter) og det mindste nominelle beløb er DKK 0,10.

•                  De nye aktier udstedes i aktier à DKK 0,10 eller multipla heraf,

•                  Kapitalforhøjelsen sker for USD 21,00 pr. aktie a nominelt DKK 0,10, idet tegningskursen omregnes til DKK på dagen for kapitalforhøjelsens anmeldelse til Erhvervsstyrelsen  (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter),

•                  De nye aktier skal give ret til udbytte i selskabet for det løbende regnskabsår, hvori aktierne tegnes, på lige fod med de eksisterende aktier og andre rettigheder i selskabet fra og med datoen for tegningen af by which the capital may be increased on the basis of exercise of the warrants is DKK 37,945 (cf. however the adjustment clause in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association) and the minimum nominal amount is DKK 0.10.

•                  The new shares will be divided into shares of nominally DKK 0.10 or multiples hereof;

•                  The capital increase shall be made at a price of USD 21.00 per share of nominally DKK 0.10, the subscription price being converted into DKK on the day the capital increase is filed with the Danish Business Authority (cf. however the adjustment clause in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association);

•                  The new shares will carry dividend rights for the financial year in which subscription takes place on equal terms with the existing shares as well as other rights in the company as from the day of subscription of the shares;

•                  The new shares shall belong to the same share class as the existing shares in the company;

aktierne,

•                  De nye aktier skal tilhøre samme aktieklasse, som de eksisterende aktier i selskabet,

•                  Kapitalforhøjelsen sker uden fortegningsret for de hidtidige aktionærer, idet tegningen sker på baggrund af ovennævnte warrants, som udstedes til Deltageren,

•                  Der skal ikke gælde indskrænkninger i den til de nye aktier knyttede fortegningsret ved fremtidige kapitalforhøjelser,

•                  Fristen for tegning af de nye aktier beregnes på baggrund af de i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter indeholdte bestemmelser herom,

•                  Det fulde beløb til tegning af det antal aktier, som Deltageren ønsker at tegne, skal indbetales senest samtidig med tegningen af de pågældende aktier,

•                  De nye aktier skal lyde på navn og være ikke-omsætningspapirer.

•                  The capital increase shall be made without any pre-emption rights for the existing shareholders, given that the subscription is based on the abovementioned warrants issued to the Participant;

•                  The pre-emption rights attached to the new shares shall not be subject to any restrictions in the event of future capital increases;

•                  The deadline for subscription of the new shares shall be calculated pursuant to the provisions in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association;

•                  The subscription amount for the number of shares which the Participant wishes to subscribe for, shall be paid in full no later than on the day of subscription of the shares in question;

•                  The new shares shall be made out in the name of the holder and shall be non-negotiable instruments.

•                  The estimated costs to be borne by the company in connection with the capital increase are approximately DKK 20,000 + VAT.

• De anslåede omkostninger, der skal afholdes af selskabet ved kapitalforhøjelsen, udgør DKK 20.000 + moms.

3.3D

Bestyrelsen har i henhold til bemyndigelsen i vedtægternes punkt 3.2 og 3.3 den 24. marts 2015 besluttet at udstede 80.230 henholdsvis 10.700 warrants til to medarbejdere i et af selskabets datterselskaber (“Deltagerne” og hver for sig “Deltageren”) uden fortegningsret for selskabets aktionærer.

De tildelte warrants er tiltænkte at være Non-Qualified Options og ikke Incentive Stock Options som defineret i § 422 i den amerikanske Internal Revenue Code.

Hver warrant giver Deltagerne ret til at tegne én aktie i selskabet med en nominel værdi af DKK 0,10 for USD 21,00, idet tegningskursen omregnes til DKK på dagen for kapitalforhøjelsens anmeldelse til Erhvervsstyrelsen (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter).

Tildelingen af warrants sker uden betaling fra Deltagerne.

Pursuant to the authorization included in articles 3.2 and 3.3 of the articles of association, the board of directors has on 24 March 2015 issued 80,230 and 10,700 warrants, respectively, to two employees of a subsidiary of the company (the “Participants” and individually the “Participant”) without pre-emption rights of the existing shareholders.

The warrants are intended to be Non-Qualified Options and not an Incentive Stock Options within the meaning of Section 422 of the US Internal Revenue Code.

Each warrant entitles the Participants to subscribe for one share in the company with a nominal value of DKK 0.10 for USD 21.00, the subscription price being converted into DKK on the day the capital increase is filed with the Danish Business Authority (cf. however the adjustment mechanism in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association).

The grant of the warrants shall not be subject to payment from the Participants.

Betinget af Deltagernes fortsatte ansættelse hos selskabet, et datterselskab eller et koncernselskab på det relevante modningstidspunkt, modnes 25 % af de tildelte warrants på hver af de første fire årsdage efter 18. august 2014 i relation til 80.230 warrants henholdsvis 2. september 2014 i relation til 10.700 warrants (“Tildelingstidspunktet”).

Såfremt en Deltagers ansættelses- eller andet tjenesteforhold hos selskabet, et datterselskab eller et koncernselskab ophører, finder punkt 3.1 og 6 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter anvendelse.

De tildelte warrants udløber uden kompensation den 19. august 2024 i relation til 80.230 warrants henholdsvis 3. september 2024 i relation til 10.700 warrants eller på det tidligere tidspunkt, som måtte følge af denne bestemmelse eller bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter.

De øvrige regler og vilkår for de tildelte warrants fremgår af “2014 Warrant Vilkår”, der optages som i bilag 2 til vedtægterne og udgør en integreret del heraf.

Subject to the Participants’ continuing employment with the company, a subsidiary or an affiliate on the applicable vesting date, the warrants will become vested and exercisable with respect to 25% of the warrants on each of the first four anniversaries of 18 August 2014 in regard to 80,230 warrants and 2 September 2014 in regard to 10,700 warrants (the “Grant Date”).

In the event a Participant’s employment or other service relationship with the company, a subsidiary or an affiliate is terminated, clauses 3.1 and 6 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association shall apply.

The warrants will expire for no compensation on 19 August 2024 in regard to 80,230 warrants and 3 September 2024 in regard to 10,700 warrants, or earlier as provided in this article or appendix 2 (the 2014 Warrant Terms) to the company’s articles of association.

The other terms and conditions applicable to the granted warrants are set forth in “2014 Warrant Terms”, which are adopted as appendix 2 to the articles of association and form an integral part hereof.

Based on the above the board of directors has also passed a resolution

I konsekvens af ovenstående har bestyrelsen samtidig truffet beslutning om den til disse warrants hørende kapitalforhøjelse på følgende vilkår:

•      Det højeste nominelle beløb, som kapitalen kan forhøjes med på baggrund af udnyttelse af warrants er DKK 9.093 (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter) og det mindste nominelle beløb er DKK 0,10.

•      De nye aktier udstedes i aktier à DKK 0,10 eller multipla heraf,

•      Kapitalforhøjelsen sker for USD 21,00 pr. aktie a nominelt DKK 0,10, idet tegningskursen omregnes til DKK på dagen for kapitalforhøjelsens anmeldelse til Erhvervsstyrelsen (jf. dog justeringsklausulen i punkt 9 i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter),

•      De nye aktier skal give ret til udbytte i selskabet for det regarding the increase of the share capital relating to the warrants on the following terms and conditions:

•      The maximum nominal amount by which the capital may be increased on the basis of exercise of the warrants is DKK 9,093 (cf. however the adjustment clause in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association) and the minimum nominal amount is DKK 0.10.

•      The new shares will be divided into shares of nominally DKK 0.10 or multiples hereof;

•      The capital increase shall be made at a price of USD 21.00 per share of nominally DKK 0.10, the subscription price being converted into DKK on the day the capital increase is filed with the Danish Business Authority (cf. however the adjustment clause in clause 9 in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association);

•      The new shares will carry dividend rights for the financial year in which subscription takes place on equal terms with the existing shares as well as other rights in the company as from the day of

løbende regnskabsår, hvori aktierne tegnes, på lige fod med de eksisterende aktier og andre rettigheder i selskabet fra og med datoen for tegningen af aktierne,

•      De nye aktier skal tilhøre samme aktieklasse, som de eksisterende aktier i selskabet,

•      Kapitalforhøjelsen sker uden fortegningsret for de hidtidige aktionærer, idet tegningen sker på baggrund af ovennævnte warrants, som udstedes til Deltageren,

•      Der skal ikke gælde indskrænkninger i den til de nye aktier knyttede fortegningsret ved fremtidige kapitalforhøjelser,

•      Fristen for tegning af de nye aktier beregnes på baggrund af de i bilag 2 (2014 Warrant Vilkår) til selskabets vedtægter indeholdte bestemmelser herom,

•      Det fulde beløb til tegning af det antal aktier, som Deltageren ønsker at tegne, skal indbetales senest samtidig med tegningen af de pågældende aktier,

subscription of the shares;

•      The new shares shall belong to the same share class as the existing shares in the company;

•      The capital increase shall be made without any pre-emption rights for the existing shareholders, given that the subscription is based on the abovementioned warrants issued to the Participant;

•      The pre-emption rights attached to the new shares shall not be subject to any restrictions in the event of future capital increases;

•      The deadline for subscription of the new shares shall be calculated pursuant to the provisions in appendix 2 (the 2014 Warrant Terms) to the company’s articles of association;

•      The subscription amount for the number of shares which the Participant wishes to subscribe for, shall be paid in full no later than on the day of subscription of the shares in question;

•      The new shares shall be made out in the name of the holder and shall be non-negotiable instruments.

	• De nye aktier skal lyde på navn og være ikke-omsætningspapirer. • De anslåede omkostninger, der skal afholdes af selskabet ved kapitalforhøjelsen, udgør DKK 20.000 + moms.	• The estimated costs to be borne by the company in connection with the capital increase are approximately DKK 20,000 + VAT.

	Aktier til medarbejdere m.v.	Shares to employees etc.

3.4

Bestyrelsen er i perioden indtil 1. juni 2019 bemyndiget til uden fortegningsret for selskabets eksisterende aktionærer at forhøje Selskabets aktiekapital, ad en eller flere omgange, med op til nominelt DKK 214.000 aktier ved udstedelse af aktier til dets medarbejdere, direktionsmedlemmer, bestyrelsesmedlemmer og konsulenter og/eller medarbejdere, direktionsmedlemmer, bestyrelsesmedlemmer og konsulenter i dets datterselskaber. De nye aktier udstedes til en kurs, der fastsættes af bestyrelsen og som kan være lavere end markedskursen. Øvrige vilkår for en sådan udstedelse af aktier fastsættes af bestyrelsen i forbindelse med bestyrelsens udnyttelse af bemyndigelsen.

In the period until 1 June 2019, the board of directors is authorized to increase the share capital of the Company, in one or more rounds and without pre-emptive subscription rights for the existing shareholders, by up to nominally DKK 214,000 shares by issuance of shares to the company’s employees, members of the management, members of the board of directors, and consultants and/or employees, members of the management, members of the board of directors and consultants of its subsidiaries. The new shares are issued at a price determined by the board of directors, which may be lower than the market price. Other terms and conditions for such issue of shares, which can be issued by the board of directors according to the authorization, shall be fixed by the board of directors.

3.5	For aktier udstedt på baggrund af bemyndigelsen i punkt 3.4 skal i	For shares issued pursuant to the authorization in article 3.4 the following

	øvrigt gælde:	shall apply:

	at der ikke kan ske delvis indbetaling,	that no partial payment may take place;

	at tegningen af aktier foretages uden fortegningsret for de eksisterende aktionærer,	that the subscription shall be effected without pre-emption rights of the existing shareholders;

	at aktierne skal tegnes ved kontant indbetaling,	that the shares shall be subscribed for against payment of cash;

	at aktierne skal være ikke-omsætningspapirer,	that the shares shall be non-negotiable instruments;

	at aktierne skal lyde på navn og noteres i selskabets ejerbog, og	that the shares shall be made out in the name of the holder and registered in the name of the holder in the company’s register of shareholders; and

	at aktierne i øvrigt i enhver henseende har samme rettigheder som de eksisterende aktier.	that the shares in every respect shall carry the same rights as the existing shares.

	Bestyrelsen kan foretage de ændringer i selskabets vedtægter, der måtte være en følge af kapitalforhøjelsen.	The board of directors is entitled to make such changes amendments to the articles of association as may be required as a result of the capital increase.

	Øvrige kapitalforhøjelser	Other capital increases

3.6

Bestyrelsen er indtil 1. oktober 2019 bemyndiget til at beslutte at forhøje Selskabets aktiekapital, ad én eller flere gange, med et nominelt beløb på i alt op til DKK 3.500.000 ved udstedelse af aktier til en kurs fastsat

The board of directors is authorised in the period until 1 october 2019 to resolve to increase the Company’s share capital in one or more issues by up to a total nominal amount of DKK 3,500,000 at a price determined by

	af bestyrelsen, der kan være lavere end markedskursen.	the board of directors, which may be lower than the market price.

3.7	For aktier udstedt på baggrund af bemyndigelsen i punkt 3.6 skal i øvrigt gælde:	For shares issued pursuant to the authorization in article 3.6 the following shall apply:

	at der ikke kan ske delvis indbetaling,	that no partial payment may take place;

	at tegningen af aktier foretages uden fortegningsret for de eksisterende aktionærer,	that the subscription shall be effected without pre-emption rights of the existing shareholders;

	at aktierne skal tegnes ved kontant indbetaling, indbetaling i andre værdier end kontanter eller gældskonvertering,	that the shares shall be subscribed for against payment of cash, contribution in kind or conversion of debt;

	at aktierne skal være ikke-omsætningspapirer, og	that the shares shall be non-negotiable instruments; and

	at aktierne skal lyde på navn og noteres i selskabets ejerbog.	that the shares shall be made out in the name of the holder and registered in the name of the holder in the company’s register of shareholders.

	Bestyrelsen kan foretage de ændringer i selskabets vedtægter, der måtte være en følge af kapitalforhøjelsen.	The board of directors is entitled to make such changes amendments to the articles of association as may be required as a result of the capital increase.

	IPO aktier	IPO shares

3.8	[Slettet]	[Deleted]

3.9	[Slettet]	[Deleted]

	Overallokeringsaktier	Over-Allotment Shares

3.10	[Slettet]	[Deleted]

3.11	[Slettet]	[Deleted]

3.12	[Slettet]	[Deleted]

4	BEMYNDIGELSE TIL AT UDLODDE EKSTRAORDINÆRT UDBYTTE OG KØBE EGNE AKTIER	AUTHORIZATION TO DISTRIBUTE EXTRAORDINARY DIVIDENDS AND ACQUIRE OWN SHARES

4.1	Bestyrelsen er af generalforsamlingen bemyndiget til at træffe beslutning om uddeling af ekstraordinært udbytte, såfremt Selskabets økonomiske situation giver grundlag for dette.	The board of directors is authorized to resolve to distribute extraordinary dividends if the company’s financial situation warrants such distribution.

4.2

Bestyrelsen er i perioden indtil 1. oktober  2019 bemyndiget til at lade Selskabet erhverve egne aktier i et omfang således, at den pålydende værdi af Selskabets samlede beholdning af egne aktier ikke på

In the period until 1 October 2019, the board of directors is authorized to have the company acquire own shares to such extent that the nominal value of the company’s aggregate holding of own shares at no time may exceed 10 noget tidspunkt overstiger 10 procent af aktiekapitalen. Vederlaget for de pågældende aktier må ikke afvige mere end 20 procent fra følgende kurs: Den ved erhvervelsen noterede kurs for de på NASDAQ Global Select Market, New York, under fondskode  US34986J1051 handlede American Depositary Shares relateret til selskabets aktier divideret med 1 (svarende til antallet af underlæggende aktier i selskabet per American Depositary Share).  Autorisationen kan benyttes til at (i) erhverve egne aktier direkte, og/eller (ii) erhverve American Depositary Shares som derefter kan overleveres til depotbanken mod levering af de underliggende aktier repræsenteret af American Depositary Shares.

percent of the share capital. The price payable for the shares in question may not deviate by more than 20 percent from the following price: The prevailing quoted price at the time of the acquisition applicable to the American Depositary Shares related to the company’s shares traded under ISIN code  US34986J1051 at NASDAQ Global Select Market, New York, divided by 1 (equaling the number of underlying shares in the company per American Depositary Share).  The authorization can be utilized to (i) acquire own shares directly, and/or (ii) acquire American Depositary Shares which can then be surrendered to the depository bank enabling the company to take delivery of the underlying shares represented by such American Depository Shares.

5	GENERALFORSAMLINGEN, AFHOLDELSESSTED OG INDKALDELSE	GENERAL MEETING, VENUE AND NOTICE

5.1	Generalforsamlingen er inden for de ved lovgivningen og vedtægterne fastsatte grænser den højeste myndighed i selskabet.	The general meeting has the supreme authority in all matters relating to the company subject to law and these articles of association.

5.2	Selskabets generalforsamlinger afholdes i Region Hovedstaden, Danmark.	The general meetings of the company shall be held in the Capital Region of Denmark.

5.3	Selskabets ordinære generalforsamling afholdes i så god tid, at den reviderede og godkendte	The annual general meeting of the company shall be held well in advance in order for the revised and adopted

	årsrapport kan indsendes til Erhvervsstyrelsen, så den er modtaget i styrelsen inden 5 måneder efter udløbet af hvert regnskabsår.	annual report to be sent to and received by the Danish Business Authority within 5 months after the expiry of each financial year.

5.4

Ekstraordinær generalforsamling afholdes, når bestyrelsen eller revisor forlanger det. Ekstraordinær generalforsamling skal endvidere afholdes, når det forlanges af aktionærer, der tilsammen ejer mindst fem procent af aktiekapitalen. Sådan begæring skal ske skriftligt til bestyrelsen og være ledsaget af et bestemt angivet forslag til dagsordenspunkt. Bestyrelsen indkalder til en ekstraordinær generalforsamling senest to uger efter, at det er forlangt.

Extraordinary general meetings shall be held when determined by the board of directors or requested by the company’s auditor. Furthermore, an extraordinary general meeting shall be held when requested by shareholders possessing no less than five per cent of the share capital. Such request shall be submitted in writing to the board of directors and be accompanied by a specific proposal for the business to be transacted. The board of directors convenes an extraordinary general meeting no later than two weeks after such request has been made.

5.5

Generalforsamlinger indkaldes af bestyrelsen med mindst to ugers og højst fire ugers varsel. Indkaldelsen offentliggøres på selskabets hjemmeside og i øvrigt på den måde og i den form, som de børser, på hvilke selskabets aktier er noteret, til enhver tid måtte forlange. Indkaldelse sendes endvidere til alle i ejerbogen noterede aktionærer, som har fremsat begæring herom.

General meetings shall be convened by the board of directors with at least two weeks’ and not more than four weeks’ notice. The notice shall be published on the company’s website and moreover in such way and in such form as required from time to time by the stock exchanges on which the company’s shares are listed. Furthermore, a notice of the general meeting shall be sent to all shareholders recorded in the company’s register of shareholders who have so requested.

5.6	I indkaldelsen skal angives tid og sted for generalforsamlingen samt dagsorden, hvoraf det fremgår, hvilke	The notice shall specify the time and place of the general meeting and the agenda containing the business to be anliggender der skal behandles på generalforsamlingen. Såfremt forslag til vedtægtsændringer skal behandles på generalforsamlingen, skal forslagets væsentligste indhold angives i indkaldelsen. Indkaldelse til generalforsamlingen, hvor der skal træffes beslutning efter selskabslovens § 77, stk. 2, § 92, stk. 1 eller 5, eller § 107, stk. 1 eller 2, skal indeholde den fulde ordlyd af forslaget.

transacted at the general meeting. If a proposal to amend the articles of association is to be considered at the general meeting, the main contents of the proposal must be specified in the notice. Notices convening general meetings at which a resolution shall be passed pursuant to Section 77(2), Section 92(1) or (5), or Section 107(1) or (2) of the Danish Companies Act must set out the full wording of the proposals.

5.7

I en periode på to uger før en generalforsamling, inklusive datoen for generalforsamlingens afholdelse, gøres følgende oplysninger tilgængelige på selskabets hjemmeside:

(a)         Indkaldelsen

(b)         Det samlede antal aktier og stemmerettigheder på datoen for indkaldelsen

(c)          De dokumenter, der skal fremlægges på generalforsamlingen

(d)         Dagsordenen og de fuldstændige forslag samt for den ordinære generalforsamlings vedkommende tillige revideret årsrapport

(e)          De formularer, der skal anvendes ved stemmeafgivelse pr. fuldmagt eller skriftligt ved brevstemme.

For a period of two weeks prior to the general meeting, including the date of the general meeting, the following information shall be available on the company’s website:

(a)                  The notice convening the general meeting;

(b)                  The total number of shares and voting rights on the date of the notice;

(c)                   The documents to be presented at the general meeting;

(d)                  The agenda and the complete proposals as well as, for annual general meetings, the audited annual report;

(e)                   The forms to be used for voting by proxy or voting by correspondence.

6	DAGSORDEN FOR DEN ORDINÆRE GENERALFORSAMLING, DIRIGENT og PROTOKOL	AGENDA FOR THE ANNUAL GENERAL MEETING, CHAIRMAN AND PROTOCOL

6.1

Enhver aktionær har ret til at få et bestemt emne behandlet på den ordinære generalforsamling. Begæring herom skal fremsættes skriftligt over for bestyrelsen senest seks uger før generalforsamlingens afholdelse.

Every shareholder shall be entitled to have a specific subject considered at the annual general meeting. Such proposals must be submitted in writing to the board of directors not later than six weeks prior to the general meeting.

6.2

Dagsordenen for den ordinære generalforsamling skal omfatte følgende:

(a)         Bestyrelsens beretning om selskabets virksomhed i det forløbne regnskabsår

(b)         Fremlæggelse og godkendelse af revideret årsrapport

(c)          Anvendelse af overskud eller dækning af underskud i henhold til den godkendte årsrapport

(d)         Meddelelse af decharge til bestyrelsen og direktionen

(e)          Valg af medlemmer til bestyrelsen

(f)           Valg af revisor

(g)          Eventuelle forslag fra bestyrelse og aktionærer

(h)         Eventuelt

The agenda for the annual general meeting shall include the following:

(a)                  The board of directors’ report on the company’s activities in the past financial year;

(b)                  Presentation and adoption of the audited annual report;

(c)                   Distribution of profit or covering of loss according to the adopted annual report;

(d)                  Discharge of the board of directors and the management board;

(e)                   Election of members to the board of directors;

(f)                      Appointment of auditor;

(g)                   Any proposals from the board of directors or shareholders;

(h)                  Any other business.

6.3	Generalforsamlingen ledes af en af bestyrelsen valgt dirigent, der afgør alle spørgsmål vedrørende behandling af dagsordenspunkterne, stemmeafgivning og resultaterne heraf.

The general meeting shall be presided over by a chairman elected by the board of directors. The chairman shall decide all questions regarding the business transacted, the casting of votes and the results of voting.

6.4	Der føres en protokol over generalforsamlingen, der underskrives af dirigenten.	Minutes of the proceedings of the general meeting shall be entered into a minute book to be signed by the chairman.

7	AKTIONÆRERNES MØDE- OG STEMMERET PÅ GENERALFORSAMLINGEN	SHAREHOLDERS’ ATTENDANCE AND VOTING RIGHTS AT THE GENERAL MEETING

7.1

En aktionærs ret til at deltage i en generalforsamling og til at afgive stemme fastsættes i forhold til de aktier, aktionæren besidder på registreringsdatoen. Registreringsdatoen ligger en uge før generalforsamlingen. De aktier, den enkelte aktionær besidder, opgøres på registreringsdatoen på baggrund af notering af aktionærens ejerforhold i ejerbogen samt eventuelle meddelelser om ejerforhold, som selskabet har modtaget med henblik på indførsel i ejerbogen, men som endnu ikke er indført i ejerbogen.

The right of a shareholder to attend and vote at a general meeting is determined by the shares held by the shareholder at the record date. The record date is one week prior to the general meeting. The shares held by each shareholder at the record date is calculated based on the registration of the number of shares held by that shareholder in the company’s register of shareholders as well as on any notification of ownership received by the company for the purpose of registration in the Company’s register of shareholders, but which have not yet been registered.

7.2

En aktionær, der er berettiget til at deltage i generalforsamlingen i henhold til punkt 6.1, og som ønsker at deltage i generalforsamlingen, skal senest tre dage før dens afholdelse anmode om adgangskort.

A shareholder who is entitled to attend the general meeting pursuant to article 6.1 and who wants to attend the general meeting shall request to receive an admission card no later than three days prior to the date of the general meeting.

7.3	En aktionær kan møde personligt eller ved fuldmægtig, og både aktionæren og fuldmægtigen kan møde med en	A shareholder may attend in person or by proxy, and the shareholder or the proxy may attend together with an

	rådgiver.	adviser.

7.4	Stemmeret kan udøves i henhold til skriftlig og dateret fuldmagt i overensstemmelse med den til enhver tid gældende lovgivning herom.	The right to vote may be exercised by a written and dated proxy in accordance with applicable laws.

7.5

En aktionær, der er berettiget til at deltage i en generalforsamling i henhold til punkt 6.1, kan endvidere stemme skriftligt ved brevstemme i overensstemmelse med selskabslovens regler herom. Brevstemmer skal være selskabet i hænde senest dagen før generalforsamlingen. Brevstemmer kan ikke tilbagekaldes.

A shareholder who is entitled to participate in the general meeting pursuant to article 6.1 may vote by correspondence in accordance with the provisions of the Danish Companies Act. Such votes by correspondence shall be received by the Company not later than the day before the general meeting. Votes by correspondence cannot be withdrawn.

7.6	Hvert aktiebeløb på nominelt kr. 0,10 giver én stemme.	Each share of the nominal value of DKK 0.10 shall carry one vote.

7.7

Enhver aktionær er berettiget til at afgive forskellige stemmer på sine aktier. Kravet i selskabslovens § 104, stk. 1, hvorefter en kapitalejer skal stemme samlet på sine kapitalandele, er således fraveget ved denne bestemmelse.

Any shareholder is entitled to cast different votes on his shares. Accordingly, the requirement set out in Section 104 (1) of the Danish Companies Act according to which a shareholder must vote on his shares in aggregate, is deviated from by virtue of this provision.

8	BESLUTNINGER PÅ GENERALFORSAMLINGEN	RESOLUTIONS AT GENERAL MEETINGS

8.1	De på generalforsamlingen behandlede anliggender afgøres ved simpelt stemmeflertal blandt afgivne stemmer, medmindre andet følger af lovgivningen eller disse vedtægter.	Resolutions by the general meeting shall be passed by a simple majority of votes cast unless otherwise prescribed by law or by these articles of association.

8.2

Til vedtagelse af beslutning om vedtægtsændringer, selskabets opløsning, fusion eller spaltning kræves, at beslutningen vedtages med mindst 2/3 af såvel de afgivne stemmer som af den på generalforsamlingen repræsenterede aktiekapital, medmindre der i medfør af lovgivningen stilles strengere eller lempeligere vedtagelseskrav eller tillægges bestyrelsen eller andre organer selvstændig kompetence.

Adoption of changes to these articles of association, dissolution of the company, merger or demerger requires that the decision is adopted with at least 2/3 of the votes cast as well as the share capital represented at the general meeting, unless applicable laws prescribe stricter or less strict adoption requirements or applicable laws confer independent competence to the board of directors or other bodies.

9	ELEKTRONISK KOMMUNIKATION	ELECTRONIC COMMUNICATION

9.1

Al kommunikation fra selskabet til de enkelte aktionærer, herunder indkaldelse til generalforsamlinger, kan ske elektronisk via offentliggørelse på selskabets hjemmeside eller ved udsendelse via e-mail. Generelle meddelelser gøres tilgængelige på selskabets hjemmeside og på sådan anden måde, som måtte være foreskrevet i henhold til lov. Selskabet kan til enhver tid vælge i stedet at fremsende meddelelser mv. med almindelig post.

All communication from the company to the individual shareholders, including notices convening general meetings, may take place electronically by posting on the company’s website or by email. General notices shall be published on the company’s website and in such other manner as may be prescribed by applicable laws. The company may at all times choose to send notices, etc., by ordinary post instead.

9.2	Kommunikation fra aktionærer til selskabet kan ske ved e-mail eller med almindelig post.	Communication from a shareholder to the company may take place by email or by ordinary post.

9.3	Selskabet anmoder de navnenoterede aktionærer om en e-mail adresse,	The company shall request all shareholders registered by name to submit hvortil meddelelser mv. kan sendes. Det er den enkelte aktionærs ansvar at sikre, at selskabet til stadighed er i besiddelse af korrekte oplysninger om e-mail adresse. Selskabet har ingen pligt til at søge oplysningerne berigtiget eller til at fremsende meddelelser på anden måde.

an email address to which notices, etc., may be sent. Each shareholder is responsible for ensuring that the company has the correct email address at all times. The company is not obliged to verify such contact information or to send notices in any other way.

9.4	Oplysninger om kravene til anvendte systemer samt om fremgangsmåden ved elektronisk kommunikation findes på selskabets hjemmeside, www.forward-pharma.com.	The company’s website, www.forward-pharma.com, contains information about system requirements and electronic communication procedures.

10	BESTYRELSEN	BOARD OF DIRECTORS

10.1	Bestyrelsen varetager den overordnede ledelse af selskabet.	The board of directors shall be in charge of the overall management of the company.

10.2	Bestyrelsen består af mindst tre og højst seks medlemmer, der vælges af generalforsamlingen.	The board of directors consists of not less than three and not more than six members elected by the general meeting.

10.3	Bestyrelsen vælger en formand blandt sine medlemmer.	The board of directors elects a chairman among its members.

10.4

De af generalforsamlingen valgte bestyrelsesmedlemmer vælges for en periode på ét år. Genvalg af bestyrelsesmedlemmer kan finde sted. Til selskabets bestyrelse kan kun vælges personer, som er yngre end 70 år på valgtidspunktet.

The members of the board of directors elected by the general meeting are elected for a term of one year. Re-election of board members may take place. Only persons who are younger than 70 years at the time of election may be elected to the board of directors.

10.5	Bestyrelsen er beslutningsdygtig, når over halvdelen af bestyrelsesmedlemmerne, herunder formanden, er repræsenteret.	The board of directors forms a quorum when more than half of its members are represented, including the chairman.

10.6	De i bestyrelsen behandlede anliggender afgøres ved simpelt stemmeflertal. I tilfælde af stemmelighed er formandens stemme udslagsgivende.	Resolutions of the board of directors are passed by simple majority. In the event of equal votes, the chairman shall have a casting vote.

10.7	Bestyrelsen skal ved sin forretningsorden træffe nærmere bestemmelse om udførelsen af sit hverv.	The board of directors shall adopt rules of procedure containing detailed provisions for the performance of its duties.

10.8	Over det på bestyrelsesmøderne passerede føres en protokol, der underskrives af samtlige bestyrelsesmedlemmer.	Minutes of the proceedings of the board meetings shall be recorded in a minute book to be signed by all members of the board of directors.

11	DIREKTIONEN	EXECUTIVE MANAGEMENT

11.1	Bestyrelsen ansætter en direktion bestående af ét til tre medlemmer til at varetage den daglige ledelse af selskabet.	The board of directors appoints a management board consisting of one to three members to be in charge of the day-to-day management of the company.

12	TEGNINGSREGEL	RULES OF SIGNATURE

12.1	Selskabet tegnes (i) af bestyrelsens formand i forening med et bestyrelsesmedlem, (ii) af bestyrelsens formand i forening med et medlem af direktionen eller (iii) af den samlede bestyrelse.

The company shall be bound (i) by the joint signatures of the chairman and a member of the board of directors, (ii) by the joint signatures of the chairman and a member of the management board, or (iii) by the joint signatures of all members of the board of directors.

13	REVISION	AUDIT

13.1	Selskabets årsrapport revideres af en statsautoriseret revisor, der vælges af generalforsamlingen for ét år ad gangen. Genvalg kan finde sted.	The company’s annual report shall be audited by a state-authorized public accountant elected by the general meeting for a one-year term. Re-election may take place.

14	REGNSKABSÅR	FINANCIAL YEAR

14.1	Selskabets regnskab er kalenderåret.	The company’s financial year follows the calendar year.

15	BILAG	APPENDICES

15.1	Bilag 1: Warrants udstedt senest 30. juni 2014 samt vilkårene for disse. Bilag 2: 2014 warrant Vilkår	Appendix 1: Warrants issued on or prior to 30 June 2014 the rules applicable to these. Appendix 2: 2014 Warrant Terms

	Således vedtaget på bestyrelsesmøde den 24. marts 2015.	As adopted at board meeting on 24 March 2015.